EXHIBIT 99.1
LSB BANCSHARES, INC. ANNOUNCES EXTENSION OF STOCK REPURCHASE PROGRAM
     LEXINGTON, N.C., May 18, 2006 — At its monthly meeting on May 16, 2006, the Board of Directors of LSB Bancshares, Inc. (Nasdaq: LXBK) approved an extension of its stock repurchase program through May 31, 2008, and authorized the company to repurchase a total of 400,000 shares of the company’s common stock under the extended program. The company originally established the stock repurchase program in 1998, and in 1999 and 2004 the company extended the program and authorized the repurchase of additional shares. With the extension of the program and authorization of additional shares, the company will be able to repurchase a total of up to 400,000 shares of the company’s common stock over the period ending on May 31, 2008.
     The decision to extend the program reflects the Board’s confidence in the company’s future potential and its strong capital position. Under the extended repurchase program, the company expects to acquire shares in open market transactions from time to time during the coming two years. The board has determined that SunTrust Capital Markets, Inc. will continue to serve as the company’s agent to effect these purchases.
     LSB Bancshares, Inc. is the parent company of Lexington State Bank. Lexington State Bank, which opened on July 5, 1949, is a community bank based in the Piedmont region of North Carolina. The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
     Common stock of LSB Bancshares, Inc. is traded on the Nasdaq Stock Market and is quoted electronically under the Nasdaq symbol “LXBK.” The LSB website, which links online banking users to LSB by internet, is www.lsbnc.com.
     Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Financial Securities Corp.; Goldman Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; SunTrust Robinson Humphrey; Sandler O’Neill & Partners, and Schwab Capital Markets.
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Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward-looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward- looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.